CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Hartford Funds Exchange-Traded Trust of our report dated September 27, 2021, relating to the financial statements and financial highlights, which appears in Hartford Schroders Tax-Aware Bond ETF, Hartford Total Return Bond ETF, Hartford Municipal Opportunities ETF, Hartford Short Duration ETF, and Hartford Core Bond ETF Annual Report on Form N-CSR for the year ended July 31, 2021. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 23, 2021